Exhibit 10.2

AMENDMENT TO THE DIRECTORS EMERITUS PLAN

THIS AMENDMENT is made by GREATER COMMUNITY BANCORP and GREATER COMMUNITY BANK, the successor to BERGEN COMMERCIAL BANK, Corporations organized under the laws of the State of New Jersey (collectively hereinafter referred to as the “Company”) to the DIRECTORS EMERITUS PLAN (hereinafter referred to as the “Plan”);

WITNESSETH:

WHEREAS, effective February 1, 1999, the Company established the Directors Emeritus Plan (“Plan”), providing directors additional compensation after their retirement or other termination from the Company; and

WHEREAS, the Company wishes to amend the Plan to comply with Internal Revenue Code Section 409A and the applicable federal regulations thereto; and

WHEREAS, the Plan may be amended with the mutual written consent of the Director and Bergen Commercial Bank;

NOW, THEREFORE, the Plan is hereby amended as follows, and each director signing below consents to such amendments:

FIRST: Section 1.7, “Change in Control” is hereby amended by deleting it in its entirety and substituting the following in its place:

“Change in Control” of the Holding Company or the Bank shall mean any one of the following events:

(1)         A change in the ownership of the Holding Company or Bank, which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Holding Company or Bank possessing fifty percent (50%) or more of the total voting power or fair market value of the stock of the Holding Company or Bank.  However, if any one person or more than one person acting as a group is considered to own more than fifty percent (50%) of the total voting power of the stock of the Holding Company or Bank, the acquisition of additional voting stock by the same person or persons is not considered to cause a Change in Control.

(2)         A change in the effective control of the Holding Company or Bank, which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Holding Company or Bank possessing thirty percent (30%) or more of the total voting power of the stock of the Holding

Company or Bank.  However, if any one person or more than one person acting as a group is considered to own more than fifty percent (50%) of the total voting power of the stock of the Holding Company or Bank, the acquisition of additional voting stock by the same person or persons is not considered to cause a Change in Control.

(3)           A change in the effective control of the Holding Company or Bank, which shall occur on the date that a majority of the Holding Company’s or the Bank’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Holding Company’s or the Bank’s Board of Directors before the date of the appointment or election.

(4)           A change in the ownership of a substantial portion of the Holding Company's or Bank’s assets, which shall occur on the date that any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Holding Company or Bank that have a total gross fair market value equal to more than forty percent (40%) of the total gross fair market value of all the assets of the Holding Company or Bank immediately prior to such acquisition or acquisitions.  For purposes of this subsection, gross fair market value means the value of the assets of the Holding Company or Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 1.7:

Persons will not be considered to be acting as a group solely because they purchase or own stock of the Holding Company or Bank at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Holding Company or Bank.

The term "Change in Control" as defined above shall be construed in accordance with any guidance, rules or regulations promulgated by the Internal Revenue Service in construing the rules and regulations applicable to Code Section 409A.

SECOND: Section 3.6 “Disability Benefit” is hereby amended by deleting it in its entirety and substituting the following in its place:

3.6 Disability Benefit.

(a) Notwithstanding any other provision hereof, in the event of a Director’s Disability, the Director shall be entitled to receive the Disability Benefit hereunder.  Disability means the inability of the Director to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  In the event of Disability, the Director shall begin receiving the Disability Benefit in lieu of any benefit available under Section 3.3, which is not available prior to the Director’s Emeritus Eligibility Date.  The Disability Benefit shall equal the Director’s Accrued Benefit, annuitized (using the Interest Factor) over the Payout Period.  The Disability Benefit shall be payable in monthly installments over the Payout Period commencing within 30 days of the date of disability.  In the event the Director dies while receiving payments pursuant to this Subsection, but prior to the completion of all payments due and owing hereunder, the Bank shall pay to the Director’s Beneficiary a continuation of the monthly installment for the remainder of the Payout Period.

(b) If the Director dies after incurring a Disability but before the commencement of such payments, the Director’s Beneficiary shall be entitled to the Director’s Accrued Benefit annuitized (using the Interest Factor) over the Payout Period.  Such benefit shall be payable to the Beneficiary in monthly installments over the Payout Period commencing within thirty (30) days of the Director’s death.

THIRD: Section 3.4 “Termination of Service Related to a Change in Control” is hereby amended by adding a new subsection (c) to read as follows:

"A Director may elect on or before December 31, 2008 to receive his or her benefits from the Plan in (i) a lump sum or (ii) up to 120 monthly installments (the "Alternative Form"), commencing on a date in 2009 selected by Director.  The Alternative Form shall be equal to the annuitized value (using the Interest Factor) of his Accrued Benefit as of the payment date selected by Director."

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of this 25th day of June, 2008.

GREATER COMMUNITY BANCORP

By: /s/ Anthony M. Bruno
Anthony M. Bruno
Chairman, President, and CEO

GREATER COMMUNITY BANK

By: /s/ Anthony M. Bruno
Anthony M. Bruno
Chairman, President, and CEO